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                                                                   EXHIBIT 10.11

Mr. David H. Shulman
20 Beechcroft Road
Greenwich, Connecticut  06830

Dear Mr. Shulman

     This will confirm our arrangements with respect to your employment as Managing Director of the Fixed Income Group of Rodman & Renshaw, Inc.

     As Managing Director of the Fixed Income Group, you will be the senior officer in charge of the Group, responsible for the conduct and policies of the Group, the employment, retention and compensation of its personnel, and other administrative duties as the senior officer. The firm will commit capital to the Group adequate to sustain its activities, but in an amount not less than the 9,000,000 committed to the Group at the present time. You will devote your full time and efforts to the business and affairs of the Group. The firm recognizes that your administrative duties hereunder will restrict your abilities to produce revenues directly and no minimum production shall be required of you.

     Your employment is for a term of three years commencing February 14, 1994. Your compensation will consist of fixed compensation, at the rate of $1,300,000 per annum, payable monthly, plus additional compensation equal to 15% of the net pretax profits of the Group. All production by you shall be included as revenues of the Group. The additional compensation shall be paid promptly after completion of the year-end financial statements of the firm, and shall be appropriately adjusted in the first and third years of employment to reflect the partial year. You shall also be entitled to receive all other employee benefits generally made available to senior officers of Rodman & Renshaw, Inc. and Rodman & Renshaw Capital Group, Inc., including the distribution of stock options and participation in the SERP plan.

     Your employment shall not be terminable by the firm except for (a) death,
(b) your inability because of permanent disability to perform your duties hereunder for a period of 180 consecutive days, (c) cause, which shall mean conviction for the wilful commission of a felony or persistent, wilful refusal to conform to policies of the Board of Directors of the firm, after reasonable time to remedy the failure to conform, or (d) without cause. In the event the employment is terminated without cause, you will be entitled to receive the fixed compensation hereunder, with no duty to mitigate the amount due to you, plus all other employee benefits as if you were continued to be employed hereunder. You shall be entitled to terminate your employment hereunder at any time on 30 days' notice to the firm.

     Although your employment shall be Rodman & Renshaw, Inc., this letter agreement is signed by Rodman & Renshaw Capital Group, Inc., Abaco Casa de Bolsa, S.A. de C.V. and Abaco Grupo Financiero, S.A. de C.V., each of which by its execution of this agreement agrees to be bound by the terms hereof and guarantees performance of this agreement, it being understood and agreed that the obligations to you hereunder shall survive termination of the Fixed Income Group or the sale or liquidation of Rodman & Renshaw, Inc.
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     This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law or conflict of laws principles. This agreement may not be amended except by an instrument in writing.

     If this is in accordance with your understanding, please sign below, whereupon this letter shall constitute a binding agreement among us.

                           Very truly yours,

                           ABACO GRUPO FINANCIERO, S.A. de C.V.

                           By:/s/Jorge Lankenau Rocha
                                 ----------------------------------------------
                                 Jorge Lankenau Rocha
                                 Chairman of the Board of Grupo
                                 Financiero and Casa de Bolsa


                           By:/s/Eduardo Camarena Legaspi
                                 ----------------------------------------------
                                 Eduardo Camarena Legaspi
                                 Director of Grupo Financiero and Casa de Bolsa
                                   and President of Casa de Bolsa

                           RODMAN & RENSHAW, INC.
                           RODMAN & RENSHAW CAPITAL GROUP, INC.


                           By:/s/Joseph P. Shanahan
                                 ----------------------------------------------
                                 Joseph P. Shanahan, Director,
                                 Vice President and Acting Chief Executive
                                 Officer of Rodman & Renshaw Capital Group, Inc.


Agreed and Accepted:


/s/David H. Shulman
- - -------------------
David H. Shulman

Dated: New York, N.Y.
       February 14, 1994